Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Miller Industries, Inc.

Ooltewah, Tennessee

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement on Form S-8 (File No. 333-127481);
2.	Registration Statement on Form S-8 (File No. 333-188898); and
3.	Registration Statement on Form S-8 (File No. 333-219288)

of Miller Industries, Inc. and subsidiaries of our reports dated March 6, 2024, relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, appearing in the Annual Report on Form 10-K of Miller Industries, Inc. and subsidiaries for the year ended December 31, 2023.

Chattanooga, Tennessee

March 6, 2024